EXHIBIT 21.1

LIST OF SUBSIDIARIES

ALTERNATE ENERGY HOLDINGS, INC., A NEVADA CORPORATION

1                                         l                                                             1
Idaho Energy Complex Corporation,             Green World Water, Inc.                       Energy Neutral,Inc.
An Idaho Corporation                                 An Idaho Corporation                         An Idaho Corporation
100%                                                    100%                                                   100%
                                                             1

                                Reactor Land Development, LLC,
                            A Delaware Limited Liability Company
                                                         100%